                                                                  EXHIBIT 10.1

                             ACQUISITION AGREEMENT

     THIS ACQUISITION AGREEMENT (the "Agreement") is made this 21st day of September, 1998, by and between STRUCTURAL DYNAMICS RESEARCH CORPORATION, an Ohio corporation with its principal place of business located at 2000 Eastman Drive, Milford, Ohio 45150 ("SDRC") and ALTRIS SOFTWARE, INC., a California corporation with its principal place of business located at 9339 Carroll Park Drive, San Diego, California 92121 ("Altris").

                                  WITNESSETH:

     WHEREAS, SDRC is engaged in, among other things, the development and licensing of enterprise product data management ("PDM") software;

     WHEREAS, Altris has developed certain document management software products described in Schedule 2.2 (the "RIPS Product") for SDRC's PDM product known as Metaphase;

     WHEREAS, Altris desires to sell the RIPS Product and certain other assets to SDRC and to license certain other software related to the RIPS Product to SDRC on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

     Certain capitalized terms are defined in the body of this Agreement. The capitalized terms referred to below have the following meanings:

     "Agreement" means this Acquisition Agreement and the schedules and exhibits hereto and the other agreements attached hereto or made a part of this Agreement.

     "Applicable Law" means all laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders and licenses of any Governmental Authority, interpretations of any of the foregoing by a Governmental Authority having jurisdiction or any arbitrator or other judicial or quasi-judicial tribunal (including without limitation those pertaining to health, safety and the environment).

     "Closing" means the execution and delivery of this Agreement and the other documents and instruments contemplated by this Agreement. The effective time of the Closing shall be the close of business on September 21, 1998.

     "Closing Date" means September 21, 1998, or such other date as the parties agree upon for the Closing to occur.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Derivative Work" shall mean a work by SDRC that is based on one or more preexisting works of the RIPS Product, Software Source Code and/or Software Related Materials and includes, but is not limited to, a revision, modification, translation, abridgement, condensation, expansion, or any other form in which such a preexisting work is recast, transformed, or adapted by SDRC, in whole or in part, as a stand alone product, to be integrated with SDRC software to produce a new SDRC product or enhance an existing SDRC product; and that, if prepared without authorization by the owner of the preexisting work, would constitute a patent or copyright infringement.

     "Employee Benefits" means any and all pension or welfare benefit programs, payroll practices, fringe benefits, or other plans, arrangements, agreements and understandings for employees, groups of employees or specific individual employees to which Altris contributes or is a party, by which Altris may be bound or under which Altris may have liability, other than benefits required by Applicable Law, including without limitation pension or retirement plans, deferred compensation plans, bonus or incentive plans, early retirement programs, severance pay policies, support funds, and medical or dental insurance, short-term and long-term disability, educational reimbursement plans, sick leave, vacation policy, and any other payment or reimbursement plans.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Governmental Authority" means any supranational, national, federal, state, departmental, county, municipal, regional or other governmental authority, agency, board, body, instrumentality or court in whatever country having jurisdiction in whole or in part over Altris.

     "Intellectual Property" means: all United States and other patents and registrations and applications therefor, and all reissuances, extensions and continuations thereof; all trademarks, service marks, logos, brand names, trade names and registrations and applications therefor; all copyrightable works, copyrights and registrations and applications therefor and all renewals thereof; all mask works and registrations and applications therefor, and all renewals thereof; trade secrets and confidential business information; technical documentation reflecting engineering and production data, design data, plans, specifications, drawings, customer and supplier lists and pricing information and currently outstanding marketing proposals, and all documentary evidence thereof, including without limitation the technical information incorporated in such documentation; and licenses of or other contract rights with respect to any of the foregoing (but in any event not including maintenance agreements).

     "Liability" means any liability, whether known or unknown, asserted or unasserted, absolute or contingent, whether accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, including any liability for Taxes.

     "Marketing Agreement" means that Marketing Services and Integration Agreement between SDRC and Altris with an effective date of December 31, 1997.

     "Non-RIPS Product" means all prior and current versions and revisions of those portions of the Altris Enabler and Altris EB products identified on
Schedule 2.2.

     "RIPS Product" means all prior and current versions and revisions of the software products identified on Schedule 2.2.

     "Software Related Materials" shall mean all user manuals, maintenance manuals, training materials, documentation, descriptions, flow diagrams, instructions and/or other information relating to the RIPS Product, which may, in any way, be useful to SDRC in the marketing and/or licensing of the RIPS Product or to enable SDRC to develop Derivative Works thereof.

     "Software Source Code" shall mean the Source Code for and relating to the RIPS Product.

     "Source Code" shall mean a collection of statements comprising a software program, whether in written form or in magnetic or other machine-readable form, and being intelligible in human-readable form.


                                   ARTICLE 2

                        ACQUISITION OF ASSETS AND RIGHTS

     2.1 THE ACQUIRED ASSETS. The assets, properties, rights and interests which are being sold to SDRC under this Agreement, with title thereto passing to SDRC, are collectively referred to herein as the "Transferred Technology." The assets, properties, rights and interests which are being licensed, leased, granted or otherwise provided to SDRC under this Agreement are collectively referred to herein as the "Licensed Assets." Together the Transferred Technology and the Licensed Assets are referred to herein as the "Acquired Assets".

     2.2 THE TRANSFERRED TECHNOLOGY. On the terms and subject to the provisions of this Agreement, Altris agrees to sell, transfer and deliver to SDRC on the Closing Date, and SDRC agrees to purchase from Altris, the RIPS Product as defined in Schedule 2.2. The RIPS Product being sold hereunder includes, but is not limited to, all of the Intellectual Property embodied in the RIPS Product, but specifically excluding (a) any software or programs comprising Altris' Enabler, Altris EB or other Altris products other than the RIPS Product and (b) all of the Intellectual Property embodied in the Altris Enabler, Altris EB or other Altris products other than the RIPS Product, Source Code for such products and derivative works based on any pre-existing works of such excluded software, programs and Source Code including but not limited to, any version, modification, translation, abridgement, condensation, expansion or any other form in which such a pre-existing work is recast, transformed, or adapted by SDRC, in whole or in part, in a stand alone product, to be integrated with Altris software to produce a new Altris product or enhance an existing Altris product and that, if prepared without authorization by the owner of the pre-existing work, would constitute a patent or copyright infringement.

     Upon transfer of the RIPS Product to SDRC, SDRC shall have any and all rights of ownership, including but not limited to, the right to (a) use and reproduce the RIPS Product, Software Source Code and Software Related Materials, and to prepare Derivative Works thereof, for the purposes of design, development, marketing, training, demonstrations, technical support, maintenance and warranty service of the RIPS Product, Software Source Code and Software Related Materials and any of SDRC's software products, including Derivative Works; (b) use, reproduce, display, sell, license, sublicense, lease, distribute or otherwise dispose of copies of the RIPS Product, Software Source Code and Software Related Materials and any Derivative Works; and (c) to practice the invention(s) disclosed in any patent or patent application, filed in the United States or any other country, related to the RIPS Product, Software Source Code and Software Related Materials as necessary or appropriate for the full enjoyment by SDRC, its subsidiaries and its sublicensees of any and all of the rights herein granted.

     The parties intend and agree that all rights, including patents, copyrights and any other intellectual property rights, in any Derivative Work shall be and remain with SDRC and SDRC shall be the sole owner of all right, title and interest in and to each Derivative Work. Altris hereby irrevocably transfers, assigns and conveys the exclusive copyright ownership of each Derivative Work to SDRC free and clear of any liens, claims or other encumbrances, to the fullest extent permitted by law. Altris hereby agrees to execute all documents and perform all acts reasonably requested by SDRC in order to assist SDRC in perfecting its rights in and to a Derivative Work, and SDRC will reimburse Altris for any expenses reasonably incurred by Altris in doing so.

     2.3 THE LICENSED ASSETS. (a) On the terms and subject to the provisions of this Agreement, Altris agrees to grant to SDRC a worldwide, perpetual, irrevocable, royalty free and fully paid up license to use internally, make copies of, license to end users, distribute, display, market and sublicense those portions of Altris' Enabler and EB Product (and any future versions or successors thereof) that form a part of SDRC's MetaDMS product (the "Licensed Software"); provided, however, that (i) SDRC's right to license or sublicense the Licensed Software shall be limited to licenses or sublicenses in conjunction with SDRC's sale of Metaphase's document management product; and (ii) SDRC shall not provide upgrades to any licensee or sublicensee who does not have a maintenance contract for the product in effect with Altris. The terms of such license are set forth in Altris' standard license and distribution agreement, a copy of which is set forth in the attached Exhibit B.

     (b) In the event Altris includes third party software in future versions of the Licensed Software, SDRC shall reimburse Altris for its out-of-pocket costs of sublicensing any such software subject to the following conditions: (i) such software must be new functionality added to the Licensed Software or a measureable increase in performance of existing functionality, not simply a replacement of current functionality; (ii) Altris shall not include any third party software in future versions of the Licensed Software for a period of at least three (3) months from the Closing Date;
(iii) upon the expiry of the aforementioned three (3) month period, Altris must provide SDRC with a minimum of three (3) months notice of its intention to include such third party software in the Licensed Software; and (iv) SDRC shall not be required to reimburse Altris for its out-of-pocket costs unless and until such costs exceed $250,000 in the aggregate and then only to the extent its out-of-pocket costs exceed such $250,000 credit. In any event, SDRC shall be entitled to negotiate with such third party software provider for the direct provision of such third party components. In the event SDRC elects to use third party products in replacement of the Licensed Software (or portions thereof), SDRC shall provide Altris with ninety (90) days written notice of its election to use other third party products, specifying which portions of the Licensed Software are being replaced with other third party products, and Altris shall be under no further obligation to provide such replaced portions of the Licensed Software to SDRC.

     2.4 EXECUTORY LIABILITIES ASSUMED BY SDRC. On the terms and subject to the conditions of this Agreement, SDRC agrees to on the effective time of the Closing assume, pay and discharge when due Altris's liabilities and obligations under the executory portion of the Graco Contract , i.e., the portion which is to be performed after the effective time of the Closing, but not including any liability or obligation relating to portions performed or to be performed on or before the effective time of the Closing(such assumed liabilities being collectively referred to herein as the "Graco Contract"). If the assumption by SDRC of the Graco Contract requires the consent of Graco or any third party, Altris and SDRC shall use their best efforts to obtain the written consent of such third parties to the assumption. Altris' obligations to SDRC with respect to liabilities and obligations that arise prior to the effective time of the Closing are as set forth in Section 11.

     2.5 EXCLUDED LIABILITIES. Except for the Graco Contract, SDRC shall have no responsibility for any agreements, liabilities or obligations of Altris of any nature whatsoever, whether now existing or hereafter arising, and whether known or unknown to SDRC or Altris (the "Excluded Liabilities"). To the extent SDRC becomes liable to pay or perform any such Excluded Liability, Altris agrees to indemnify SDRC with respect thereto pursuant to the provisions of Article 11 of this Agreement.


                                   ARTICLE 3

                  CLOSING AND PAYMENT FOR THE ACQUIRED ASSETS

     3.1 CLOSING AND PAYMENT. The total consideration to be paid by SDRC for the Acquired Assets (the "Total Consideration") shall be (i) Three Million One Hundred and Twenty Five Thousand Dollars ($3,125,000) less Seven Hundred and Fifty Thousand Dollars ($750,000) that has been prepaid by SDRC to Altris pursuant to the Marketing Agreement and (ii) the assumption of the Graco Contract. The Total Consideration shall be paid at the Closing by SDRC executing the Technology Transfer and Assumption Agreement and paying to Altris by wire transfer the cash portion of the Total Consideration. The Closing shall occur (or deemed to occur, if the Closing is carried out by an exchange of signed documents) at the offices of SDRC, at 10:00 A.M. on the Closing Date, or at such other date and time as the parties may agree.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF ALTRIS

     To induce SDRC to enter into this Agreement, Altris represents and warrants to SDRC that, notwithstanding any investigation SDRC may undertake, the following are true and correct on the date hereof and will be true and correct as of the effective time of the Closing:

     4.1 AUTHORITY OF ALTRIS; OWNERSHIP. The execution, delivery and performance of this Agreement and any ancillary agreements by Altris and the consummation of the transactions contemplated by this Agreement and any ancillary agreements has been duly authorized by all necessary corporate and shareholder action on the part of Altris and does not and will not conflict with, result in a default of, constitute a default under, or create in any part the right to accelerate, terminate, modify, or cancel, or require any notice under, (i) any provision of the Articles of Incorporation, By-Laws or other governing documents of Altris, (ii) any laws, rules or regulations to which Altris or any of its assets may be subject, (iii) any agreement, contract, lease, license, instrument, or other arrangement to which Altris is a party or by which it is bound or to which any of its assets is subject. Altris does not own or hold any equity or profit or loss participation interest in any other corporation, partnership, limited liability company or other entity which holds any the property referred to as the Acquired Assets.

     4.2 ORGANIZATION AND QUALIFICATION OF ALTRIS. Altris is a corporation lawfully existing and in good standing under the laws of California with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

     4.3 BINDING NATURE OF AGREEMENT. This Agreement has been duly and validly executed and delivered by Altris and is, and each ancillary agreement contemplated hereby when executed and delivered will be, the legal, valid and binding obligation of Altris, enforceable in accordance with its respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and by general equitable principles.

     4.4 NO SETTLEMENTS. Altris has not entered into any settlement regarding the breach or infringement of any Intellectual Property which is in the RIPS Product, or modified any rights with respect thereto.

     4.5 INTELLECTUAL PROPERTY. The Intellectual Property used in the RIPS Product is identified on Schedule 4.5 to this Agreement. Altris now has the sole and exclusive right and authority to use, and to transfer to SDRC at the Closing, the Intellectual Property identified on Schedule 4.5 of this Agreement; provided, however, that with respect to the absence of infringement, Altris sole representation and warranty is as set forth in the fourth sentence of this Section 4.5. Such Intellectual Property is free of any liens or encumbrances, except as expressly identified on such schedules. To the best knowledge of Altris, no one is infringing upon any rights of Altris with respect to any Intellectual Property relating to the RIPS Product. Altris does not require any Intellectual Property that it does not already have (either as owner or licensee) in order to conduct the business relating to the RIPS Product as currently conducted. No actions for annulment or cancellation are pending or, to the best knowledge of Altris, threatened with respect to the Intellectual Property subject to this Agreement and no actions for recovery have been made nor, to the best knowledge of Altris, threatened. To the best knowledge of Altris, Altris is not infringing on intellectual property rights of third parties in its use of the Intellectual Property embodied in the RIPS Product, nor has Altris been accused of doing so by a third party. To the best knowledge of Altris, there exists no circumstance which entitles a licensor of any Intellectual Property listed on Schedule 4.5 to terminate or prohibit the assignment of such license. No director, officer, or employee of Altris owns, directly or indirectly, in whole or in part, any intellectual property rights which Altris uses or has used in the conduct of the business relating to the RIPS Product as presently conducted. Except as set forth in Schedule
4.5 and for license agreements with end users, there are no agreements relating to or affecting the Intellectual Property embodied in the RIPS Product, or the use or ownership of any Intellectual Property embodied in the RIPS Product by Altris, including, but not limited to, confidentiality and non-disclosure agreements, assignments or agreements to assign, development agreements, settlement agreements, and the like. Altris is not subject to any right to compensation belonging to former or current employees for Intellectual Property embodied in the RIPS Product. All charges, fees and taxes relating to the Intellectual Property have been duly and timely paid. Altris has taken all steps customarily performed by Altris to protect its rights and interest in and to the Intellectual Property embodied in the RIPS Product.

     4.6 GRACO CONTRACT. Schedule 4.9 hereto sets forth a true and correct copy of Altris' contract with Graco (the "Graco Contract"). Except for delays in the performance of both parties' obligations and software "bugs" and performance issues arising in the ordinary course:

     (a) The Graco Contract is a legal, valid, binding and enforceable agreement of Altris and, to the best knowledge of Altris, of Graco;

     (b) To the best knowledge of Altris, Altris has fulfilled all obligations required pursuant to the Graco Contract to have been performed by Altris prior to the date hereof, and there is no reason to believe that Altris up through the Closing Date, and SDRC thereafter, will not be able to fulfill, when due, all of their respective obligations under the Graco Contracts which remain to be performed after the date hereof; and

     (c) To the best knowledge of Altris, there has not occurred any material default under the Graco Contract on the part of Altris or Graco, nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute a default on the part of Altris under the Graco Contract, nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute a default on the part of Graco.

     4.7 EMPLOYEE MATTERS. Schedule 4.7 sets out a true, correct and complete list of the names, job titles, current salary, Altris employment start date for each employee of Altris who is providing any material services to or for the benefit of the RIPS Product (the "Employees"). None of the Employees now employed by Altris are represented by any union or subject to any collective bargaining agreement and none of such Employees are engaged in any organizational activities. There has been no complaint filed with any Governmental Authority or other body alleging against Altris unfair labor practices, human rights violations, employment discrimination charges, or the like with respect to any of the Employees, and, to the best of Altris's knowledge, there are no existing facts which would lead to any such charge. For the past three years, there has not occurred any work stoppages, walkouts or strikes or threats of any of the foregoing. No notice has been received of any pending claim asserting any failure to comply with any Applicable Law relating to employment of labor, wages, hours, collective bargaining, withholding taxes on employee compensation, or employee health and benefits of any of the Employees.

     4.8  EMPLOYEE BENEFITS.

     (a) Schedule 4.8 contains a complete listing of Employee Benefits granted by Altris to any Employee beyond what is provided for by Applicable Law.

     (b) Except as specifically set forth on Schedule 4.8, (i) Altris does not maintain or contribute to, and at no time has maintained or contributed to, any Employee Benefits plan subject to Section 302 or Title IV of ERISA or
Section 412 of the Code; and (ii) Altris is not and never has been obligated to contribute to any "multi employer plan" as defined in Section 4001(a)(3) of ERISA or any "multiple employer plan" as defined in Code Section 413(c).

     (c) Except as described in Schedule 4.8, Altris has not, with respect to an Employee Benefits plan, since December 31, 1997, instituted or increased the benefit levels of any benefit programs or specific benefits or changed the material terms thereof or conditions for participation therein or vesting thereof beyond the ordinary course of business or contrary to prior practice.

     4.9 LITIGATION. There are no legal actions, suits, arbitrations or other legal, administrative or other governmental proceedings or investigations pending or, to the best knowledge of Altris, threatened against Altris which in any way relate to the RIPS Product or the Employees. Altris is not subject to any judgment, order or decree entered in a lawsuit or proceeding which might have a material adverse effect on the RIPS Product or render it unable in any material respect to acquire any property or conduct business (in the manner presently conducted) in any jurisdiction.

     4.10 COMPLIANCE WITH LAWS. Altris is in compliance in all material respects with all Applicable Laws relating to the RIPS Product and the Employees. Altris is not aware of any pending or threatened investigation or proceeding concerning compliance with the Americans with Disabilities Act ("ADA") and no complaints have been made by Altris's employees or any other person concerning the ADA.

     4.11 TRANSACTIONS WITH RELATED PARTIES. Altris is not a party to any transaction or proposed transaction relating to the RIPS Product or the Acquired Assets, including, without limitation, the leasing of property, the purchase or sale of raw materials or finished goods, or the furnishing of services, with any organization which is related to or affiliated with any officer, director or affiliate of Altris involving payments or accruals of more than an amount equivalent to $10,000.

     4.12 CONSENTS AND APPROVALS. Except for those listed in Schedule 4.12, no consent, authorization, order, or approval of or filing with any Governmental Authority or other entity or person, including without limitation, consents under the Graco Contract, Sirrom Capital or Merrill Lynch Business Financial Services, is required for the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and which has not been heretofore obtained. Copies of the consents under the Graco Contract, Sirrom Capital and Merrill Lynch Business Financial Services are attached to Schedule 4.12

     4.13 YEAR 2000 COMPLIANCE.   The RIPS Product is able to accurately
process date data, including but not limited to calculating, comparing and sequencing from, into and between the twentieth century (through year 1999), the year 2000 and the twenty-first century, including leap year calculations.

     4.14 BROKERS OR AGENTS. Altris has not employed or dealt with any brokers, consultants or investment bankers in connection with the transactions contemplated hereby.

     4.15 MATERIAL OMISSIONS. No representation or warranty by Altris in this Agreement or any written statement, certificate or schedule furnished to or to be furnished by Altris to SDRC pursuant to this Agreement or in connection with the transactions contemplated herein, contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading in light of the circumstances.

     4.16 DERIVATIVE WORKS OF RIPS PRODUCT. Nothing in the Altris Enabler, Altris EB or other Altris products other than the RIPS Product could be deemed to be or is in fact a Derivative Work of the RIPS Product.


                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF SDRC

     To induce Altris to enter into this Agreement, SDRC represents and warrants to Altris as follows:

     5.1 AUTHORITY OF SDRC. The execution, delivery and performance of this Agreement and any ancillary agreements by SDRC and the consummation of the transactions contemplated by this Agreement and any ancillary agreements has been duly authorized by all necessary corporate and shareholder action on the part of SDRC and does not and will not conflict with, result in a default of, constitute a default under, or create in any part the right to accelerate, terminate, modify, or cancel, or require any notice under, (i) any provision of the Articles of Incorporation, Code of Regulations or other governing documents of SDRC, (ii) any laws, rules or regulations to which SDRC or any of its assets may be subject, (iii) any agreement, contract, lease, license, instrument, or other arrangement to which SDRC is a party or by which he or it is bound or to which any of its assets is subject.

     5.2 ORGANIZATION AND QUALIFICATION OF SDRC. SDRC is a corporation lawfully existing and in good standing under the laws of Ohio with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

     5.3 BINDING NATURE OF AGREEMENT. This Agreement has been duly and validly executed and delivered by SDRC and is, and any ancillary agreement contemplated hereby when executed and delivered will be, the legal, valid and binding obligation of SDRC, enforceable in accordance with its respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and by general equitable principles.

     5.4 REGULATORY APPROVALS. All consents, approvals and authorizations and all other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by SDRC and which are necessary for the execution and delivery by SDRC of this Agreement and the documents to be executed and delivered by SDRC in connection herewith and in order to permit the consummation of the transactions contemplated by this Agreement have been obtained and satisfied or shall be obtained and satisfied by Closing.

     5.5 NO LEGAL BAR. SDRC is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and all other agreements referenced herein, and no such action or proceeding is pending against SDRC which questions the validity of this Agreement or any such other agreements, any of the transactions contemplated hereby or thereby or any action which has been taken by SDRC in connection herewith or therewith or in connection with any of the transactions contemplated hereby or thereby.

     5.6 NO BROKERAGE FEES. No broker or finder has acted for SDRC in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fees or other commission in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of SDRC.


                                   ARTICLE 6

                             PRE-CLOSING COVENANTS

     The parties hereto agree that from the date hereof until the effective time of the Closing or, if no Closing shall take place, until the date of termination of this Agreement:

     6.1 ACCESS. Authorized representatives of SDRC shall have reasonable access to all properties, books, records, contracts, and documents of Altris related to the RIPS Product. Altris will furnish to SDRC all information with respect to the RIPS Product that SDRC may reasonably request. SDRC shall have the right to discuss the RIPS Product with employees of Altris.

     6.2 CONFIDENTIALITY. All information relating to Altris obtained by SDRC and its authorized representatives pursuant to Section 6.1 hereof or otherwise in connection with the transactions contemplated hereby shall be kept confidential.

     6.3 PRESERVATION OF ORGANIZATION; AVAILABILITY OF EMPLOYEES. Altris shall use its best efforts to preserve the business and the organization of Altris and to keep available to SDRC the services of Altris's present employees. Altris shall use its best efforts to make available to SDRC the services of those Altris employees who are dedicated to the RIPS Product that SDRC wishes to employ.

     6.5  CURRENT INFORMATION.   Altris will advise SDRC in writing
immediately, but in any event prior to the effective time of the Closing, of:
(a) the occurrence of any event which renders any of the representations or warranties set forth herein inaccurate or the awareness of Altris that any representation or warranty set forth herein was not accurate when made; and
(b) the failure of Altris to comply with or accomplish any of the covenants or agreements set forth herein.

     6.6 CONTRACTS. Between the date hereof and the effective time of the Closing, Altris will not, without the prior written consent of SDRC, (a) amend or terminate any contract, agreement, instrument, purchase order, lease, license, warranty, indenture, bid, proposal or commitment, whether written or oral, to which it is a party and that relates to the RIPS Product, except in the ordinary course of business, or (b) enter into or become a party to or submit any bid or proposal for any Contract, agreement, instrument, arrangement, purchase order or commitment with any new or existing customer under which the reasonably anticipated costs and expenses will exceed their anticipated receipts and benefits.

     6.7 BEST EFFORTS TO SATISFY CONDITIONS PRECEDENT. Promptly following execution of this Agreement, SDRC and Altris shall actively cooperate and make their respective best efforts in promptly making all requests, filings and applications for all consents, approvals or taking other actions necessary to satisfy the conditions precedent to the Closing and permit the transactions contemplated by this Agreement.

     6.8 OTHER TRANSACTIONS PROHIBITED. Neither Altris nor SDRC shall, and shall not permit their representatives to, directly or indirectly, initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning any transaction which is similar to (in form or substance) the transaction contemplated by this Agreement. Either party shall promptly communicate to the other the terms of any proposal that either may receive in respect of such a transaction and any request by or indication of interest on the part of any third party with respect to initiation of any transaction or discussions with respect thereto.


                                   ARTICLE 7

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SDRC

     The obligations of SDRC under this Agreement are subject to fulfillment prior to or at the effective time of the Closing of each of the following conditions, unless waived by SDRC:

     7.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Altris in this Agreement or in any instrument, schedule, certificate or writing delivered by Altris pursuant to this Agreement, shall be true and correct when made and shall be true and correct at and as of the effective time of the Closing as though such representation and warranties were made or given on and as of the effective time of the Closing.

     7.2 APPROVALS; ABSENCE OF CERTAIN LEGAL PROCEEDINGS. All required approvals of any Governmental Authority shall have been obtained and no suit or other legal proceeding shall have been commenced seeking to restrict or prohibit the transactions contemplated by this Agreement.

     7.3 DUE DILIGENCE; HIRING OF EMPLOYEES. SDRC, in the course of its due diligence investigation of the RIPS Product, shall not have identified any matter or matters which, alone or in the aggregate, it reasonably deems to be materially adverse to its valuation of and plans for the future development of the RIPS Product. Furthermore, SDRC shall be satisfied, in its sole discretion, of the willingness of the Employees to become employed by SDRC.

     7.4 OTHER MATTERS. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall have been delivered and shall be reasonably satisfactory in form and substance to SDRC and its counsel.


                                   ARTICLE 8

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF ALTRIS

     The obligations of Altris under this Agreement are subject to fulfillment prior to or at the effective time of the Closing of each of the following conditions, unless waived by Altris:

     8.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by SDRC in this Agreement or in any instrument, schedule, certificate or writing delivered by SDRC pursuant to this Agreement, shall be true and correct when made and shall be true and correct at and as of the effective time of the Closing as though such representation and warranties were made or given on and as of the effective time of the Closing.

     8.2 APPROVALS; ABSENCE OF CERTAIN LEGAL PROCEEDINGS. All required approvals of any Governmental Authority shall have been obtained and no suit or other legal proceeding shall have been commenced seeking to restrict or prohibit the transactions contemplated by this Agreement.

     8.3 OTHER MATTERS. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinion, agreements, instruments and documents mentioned herein or incident to any such transactions shall have been delivered and shall be reasonably satisfactory in form and substance to Altris and its counsel.

                                   ARTICLE 9

                               CLOSING DOCUMENTS

     9.1 DELIVERIES OF ALTRIS. Altris shall deliver to SDRC on the Closing Date all of the following, executed as appropriate:

     (a) a Certificate executed by an officer of Altris stating that the representations and warranties made by Altris in this Agreement are true and correct on and as of the Closing, and that Altris has performed and complied with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing;

     (b) a Certificate executed by the Secretary of Altris certifying as to attached copies of Altris's articles of incorporation, by-laws and resolutions of Altris's board of directors approving this Agreement and setting forth the names of each of the officers of Altris authorized to execute this Agreement and all documents, certificates and agreements ancillary hereto, together with their specimen signatures;

     (c) Certificates of Good Standing of Altris from the California Secretary of State dated no more than ten days prior to the Closing Date;

     (d) any ancillary agreements, duly executed by Altris and any third parties;

     (e) the opinion of Gibson, Dunn & Crutcher, legal counsel to Altris, covering the matters referred to in Exhibit C;

     (f) all other documents, instruments or writings required to be delivered to SDRC at or prior to Closing pursuant to this Agreement, and such other certificates of authority and documents as SDRC may reasonably request.

     9.2 DELIVERIES OF SDRC. SDRC shall deliver to Altris on the Closing Date all of the following, executed as appropriate:

     (a) the cash portion of the Total Consideration payable to Altris at Closing in accordance with Section 3.1;

     (b) a Certificate executed by an officer of SDRC stating that the representations and warranties made by SDRC in this Agreement are true and correct on and as of the Closing, and that SDRC has performed and complied with all of their respective obligations under this Agreement which are to be performed or complied with on or prior to the Closing;

     (c) a Certificate executed by the Secretary of SDRC certifying as to attached copies of SDRC's articles of incorporation and code of regulations;

     (d) a Certificate of Good Standing of SDRC from the Ohio Secretary of State dated no more than ten days prior to the Closing Date;

     (e) any ancillary agreements, duly executed by SDRC; and

     (f) all other documents, instruments or writings required to be delivered to Altris at or prior to Closing pursuant to this Agreement, and such other certificates of authority and documents as Altris may reasonably request.


                                   ARTICLE 10

                             POST-CLOSING COVENANTS

     10.1 TERMINATION OF MARKETING AGREEMENT. Effective on the Closing Date, the Marketing Agreement shall terminate and be of no further force or effect, except to the extent said agreement specifically states that certain provisions survive termination.

     10.2 MAINTENANCE.

     (a) Altris shall provide first-line support to all existing RIPS customers with current valid maintenance contracts as identified on Schedule
10.2. Altris agrees that it will not provide upgrades to the MetaDM product of SDRC from the RIPS Product to customers with current valid maintenance contracts. Altris will also provide maintenance support to SDRC through December 31, 1999 for the Altris Enabler and Altris EB components sold by SDRC either with the RIPS Product or with the MetaDM product on the terms and conditions set forth in Altris' standard maintenance agreement that is attached as Exhibit D.

     (b) SDRC will provide support to Altris for existing customers with maintenance agreements for the RIPS Products. SDRC will be provided with a license of Altris' customer support software (Clientele) in order to fulfill this maintenance obligation, which license shall have a term not to expire before December 31, 1999 and which can be extended by the parties. SDRC shall also provide phone support on a reasonable basis. If all Altris RIPS customers listed on Schedule 10.2 either discontinue maintenance or transfer maintenance to SDRC prior to December 31, 1999, SDRC's obligation to provide such maintenance to Altris shall cease.

     (c) Altris shall retain all maintenance fees paid by the customers listed on Schedule 10.2 for the duration of any existing maintenance agreement with Altris. Altris agrees not to solicit maintenance directly from the customers listed on Schedule 10.2 for standard Altris Enabler components used with the RIPS Product.

     (d) SDRC shall pay to Altris $7,500 per month for standard maintenance of the Altris Enabler components used with the RIPS Product and MetaDM starting October 1, 1998 through December 31, 1999. Altris shall pay to SDRC $4054 per month for support from the former Altris PDM group starting October 1, 1998 through December 31, 1999. SDRC shall net the amounts due in this Section and shall make payments to Altris in the amount of $3446 per month commencing on October 1, 1998. This net amount reflects the difference between the maintenance services provided by SDRC pursuant to parapgraph (b) above and the services provided by Altris for standard maintenance. These maintenance fees shall be paid on a quarterly basis prior to the beginning of each quarter.

     10.3 NON-COMPETE. Altris will not enter into any other agreement, orally or in writing, under which it would create the same or similar functionality as is contained in the RIPS Product for any entity that offers the same or similar products as services as SDRC in the mechanical design automation software or enterprise product data management software markets (which are identified in the attached Schedule 10.3) anywhere in the world for a period of three (3) years from the Closing Date, except that the following activities are permitted: (i) the integration of the Non-RIPS Product to other competitor solutions; and (ii) for other PDM solutions providers with whom Altris has active agreements for joint development integration, as identified in the attached Schedule 10.3).

     10.4 DISCONTINUANCE OF BUSINESS. From the Closing Date and so long as SDRC pays the maintenance fee called for in Section 10.3 above, in the event
(a) Altris permanently ceases maintaining the Non-RIPS Product or any successor program, (b) Altris permanently discontinues its business because of bankruptcy, receivership, liquidation, or other form of permanent business disruption and such business is not continued by a successor in interest of Altris, or (c) Altris is acquired by any third party by means of merger, exchange of shares, the purchase of substantially all of Altris's assets or any similar means and such third party thereafter (i) attempts to terminate this Agreement or (ii) fails to support and maintain the Non-RIPS Product in a manner acceptable to SDRC, then SDRC shall have the right to a perpetual, fully-paid and non-assessable license to the source code and object code for the Non-RIPS Product as specified in Schedule 2.2 from Altris, or from the authorized trustees and receivers acting on behalf of Altris, such software and documentation, including Source Code for the Non-RIPS Product as specified in Schedule 2.2, as SDRC shall deem necessary for SDRC to support customers. If the Closing Date does not occur, the provisions of this
Section 2.2 shall be incorporated into the Marketing Agreement.

     10.5 NO SOLICITATION. For a period of two years after the effective time of the Closing, neither SDRC nor Altris shall actively solicit to hire any employee of the other, except that Tom Nguyen may at his election apply to Altris for rehire and Altris shall be entitled to rehire him if he so applies, but only after nine months elapse from the Closing Date.

     10.6 OTHER EMPLOYEE MATTERS.   (a) SDRC may, but shall not be obligated
to, offer employment on the Closing Date to Altris' employees who are listed on Schedule 4.7. SDRC shall in no event offer employment to any such employees prior to the Closing Date unless Altris otherwise consents in writing, If for any reason the Closing Date is after September 21, 1998, SDRC shall pay to Altris on the Closing Date an additional amount of $20,000 per week in respect of the Employees' costs from and after September 21, 1998. The actual amount paid to Altris for such employees will be reduced by the amount paid to Altris under the current purchase order in effect covering services performed by Altris in support of the development of the Metaphase Document Management Product.

     (b) On or before December 31, 1998, Altris shall pay to those employees of Altris who become employees of SDRC and who are employed by SDRC on said date a bonus in amounts to be determined on an individual basis, which in the aggregate for the group of eligible employees shall be $65,000, unless the group of employees is reduced due to termination or voluntary departure, in which case said amount shall be reduced proportionately depending on the number of remaining employees as of December 31, 1998.

     (c) To the extent the Closing takes place as scheduled but SDRC is unable to transition the Employees over to SDRC's payroll and benefits systems on the Closing Date, Altris agrees to maintain the Employees on its payroll and benefits systems until SDRC is able to complete such transition, and any such costs incurred by Altris shall be reimbursed by SDRC.


                                   ARTICLE 11

                                INDEMNIFICATION

     11.1 INDEMNIFICATION BY ALTRIS. Altris agrees to defend, indemnify and hold SDRC and its directors, officers, shareholders, successors and assigns harmless from and against any and all damages, claims, suits, liabilities, fines, penalties, costs, losses, diminution in value, deficiencies, and expenses (including without limitation reasonable counsel fees) of any kind or nature whatsoever, whether or not involving a third-party claim (collectively "Damages") which may be sustained or suffered by SDRC arising from or related to:

     (a) a breach of any representation, warranty or covenant made by Altris in this Agreement or any other agreement, certificate or document delivered by or on behalf of Altris to SDRC pursuant to this Agreement;

     (b) any product liability claim of breach of warranty, negligence, strict tort or any other claim arising in connection with any RIPS Product manufactured, shipped, sold or leased by, or any related services provided by, Altris on or before the effective time of the Closing, including specifically the liabilities under the Graco Contract arising prior to the Closing; and

     (c) obligations relating to the RIPS Product arising or accruing prior to the effective time of the Closing which have not been expressly assumed by SDRC.

     11.2 PROCEDURE FOR INDEMNIFICATION CLAIMS.

     (a) SDRC shall give prompt notice to Altris of any Damages as to which indemnification is sought under this Agreement.

     (b) In the case of any third-party claim, the SDRC shall permit Altris, at Altris's sole cost and expense, to assume the defense of any claim or any litigation resulting from such claim. If Altris assumes the defense of any such claim or litigation resulting therefrom, Altris shall defend or settle such claim or litigation and hold SDRC harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement or any judgment therefrom. Altris shall not, in the defense of such claim or any litigation resulting therefrom, consent to the entry of any judgment or enter into any settlement (except with the written consent of SDRC, which shall not be unreasonably withheld), which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to SDRC of a release from all liability in respect to such claim or litigation. If such defense is unsuccessful or abandoned by Altris, then, upon Altris's failure to pay an amount sufficient to discharge any such claim or judgment, SDRC may pay and settle the same and Altris's liability shall be conclusively established by such payment.

     (c) If Altris shall not assume the defense of any such claim or litigation resulting therefrom, SDRC may defend against and settle such claim or litigation in such manner as it may, in its sole discretion, deem appropriate, and Altris shall promptly reimburse SDRC for the amount of all expenses, legal or otherwise, incurred by SDRC in connection with the defense against or settlement of such litigation. If no settlement is made, Altris shall promptly reimburse SDRC for the amount of any judgment rendered with respect to such claim or such litigation and of all expenses, legal or otherwise, incurred by SDRC in the defense thereof.

     11.3 LIMITATIONS ON INDEMNIFICATION. Notwithstanding the other provisions of this Article 11, the rights of SDRC to indemnification under this Agreement shall be limited as follows:

     (a) the representations and warranties contained in this Agreement shall survive for a period of one year after the effective time of the Closing, and no claim for indemnification under this Agreement shall be permitted unless it is asserted in writing on or before the first anniversary of the effective time of the Closing; provided, however, that the foregoing limitations shall not apply to the representations and warranties set forth in Sections 4.8(b) and 4.9, which shall survive the effective time of the Closing for a period equal to the applicable statutes of limitation, and the second and third sentences of Section 4.5, which shall survive the Closing without being bound by time, and the remainder of Section 4.5, which shall survive for a period of three years after the effective time of the Closing; and

     (b) SDRC shall not be entitled to indemnification until the total amounts as to which it is entitled to indemnification exceed $30,000 of Damages, after which indemnification to the extent such total amounts exceed $30,000 shall be payable hereunder; provided, however, that SDRC shall not be entitled to indemnification for Damages arising under the Graco Contract until the amounts as to which it is entitled to indemnification exceed $20,000, after which indemnification to the extent such total amounts exceed $20,000 shall be payable hereunder. SDRC agrees to assume the first $20,000 in liabilities and obligations arising under the Graco Contract and relating to the portions performed or to be performed on or before the effective time of the Closing.

     (c) No claim for indemnification may be made against Altris to the extent that the aggregate amount of indemnification claims against Altris (including amounts previously recovered) exceeds the Total Consideration.

                                   ARTICLE 12

                                  TERMINATION

     12.1 RIGHT OF TERMINATION WITHOUT BREACH. This Agreement may be terminated at any time prior to the effective time of the Closing without further liability of any party as follows:

     (a)   by mutual written agreement of the parties hereto; or

     (b) by SDRC if it determines at its discretion that it is not satisfied with the results of its due diligence investigation or its prospects of hiring Altris employees that SDRC deems material to the future success of the RIPS Product;

     (c) by either Altris or SDRC if the Closing shall not have occurred on or before September 21, 1998, provided the terminating party has not, through breach of this Agreement, prevented the Closing from occurring on or before such date.

     12.2 TERMINATION FOR BREACH.

     (a) If (i) there has been a material violation or breach by Altris of any of its representations, warranties or covenants contained in this Agreement which have not been waived in writing by SDRC, or (ii) there has been a failure of satisfaction of a condition to the obligations of SDRC which has not been waived, or (iii) Altris shall have attempted to terminate this Agreement under this Article 12 or otherwise without grounds to do so, then in any such case if such violation, failure of satisfaction or attempt to terminate is not cured within five business days after written notice is given by SDRC to Altris, SDRC may terminate this Agreement.

     (b) If (i) there has been a material violation or breach by SDRC or any of its representations, warranties or covenants contained in this Agreement which have not been waived in writing by Altris, or (ii) there has been a failure of satisfaction of a condition to the obligations of Altris which has not been waived, or (iii) SDRC shall have attempted to terminate this Agreement under this Article 12 or otherwise without grounds to do so, then in any such case if such violation, failure of satisfaction or attempt to terminate is not cured within five business days after written notice is given by Altris to SDRC, Altris may terminate the Agreement.

     (c) In the event of termination under this Section 12.2, the terminating party shall have the right to receive, as liquidated damages and not as a penalty, reimbursement of all expenses incurred by it in connection with the transactions contemplated by this Agreement. No party shall be liable for, and no party may recover, consequential or punitive damages as a result of the termination of this Agreement.

                                   ARTICLE 13

                                 MISCELLANEOUS

     13.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties herein shall survive the effective time of the Closing for a period of one year, except for the representations and warranties set forth in Sections 4.8(b) and 4.9, which shall survive the effective time of the Closing for a period equal to the applicable statutes of limitation, the second and third sentences of Section 4.5, which shall survive the effective time of the Closing without being bound by time, and the remainder of Section 4.5, which shall survive for a period of three years after the effective time of the Closing.

     13.2 TAXES. SDRC shall pay be responsible for all sales and use taxes, if any, arising from) the transactions contemplated by this Agreement. Altris shall be responsible for all of its income taxes arising from the transactions contemplated by this Agreement.

     13.3 EXPENSES. Each party to this Agreement shall pay all expenses incurred by him or it relating to the transactions contemplated by this Agreement, including without limitation, the fees and expenses of his or its legal, accounting and financial advisors.

     13.4 GOVERNING LAW. This Agreement shall be construed under and governed by the laws of the State of Ohio.

     13.5 NOTICES. All notices required or permitted to be given under this Agreement shall be in writing and will be deemed given when delivered in person, or three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed as set forth below or on the next business day after being deposited with a nationally recognized overnight courier service addressed as set forth below or upon dispatch if sent by facsimile with telephonic confirmation of receipt from the intended recipient to the facsimile number set forth below:

     If to SDRC addressed to:

          Structural Dynamics Research Corporation
          2000 Eastman Drive
          Milford, Ohio 45150
          Attn: Vice President, Secretary and General Counsel
          Phone: 513-576-2401
          Fax: 513-576-2979

     With a copy to:

          Metaphase Technology Division of SDRC
          4201 Lexington Avenue North
          Arden Hills, Minnesota  55126
          Attn: Mike O'Gara

          Phone: (612) 482-3850
          Fax: (612) 482-4348

     If to Altris addressed to:

          Altris Software, Inc.
          9339 Carroll Park Drive
          San Diego, California 92121
          Attn: Chief Executive Officer
          Phone: 619-625-3000
          Fax: 619-546-7671

     With a copy to:

          Gibson, Dunn & Crutcher LLP
          2029 Century Park East, Suite 4000
          Los Angeles, California 90067
          Attn: Russell C. Hansen
          Phone: (310) 552-8500
          Fax: (310) 551-8741

or to such other address or to such other person as either party shall have last designated by written notice to the other party. Notices, requests, demands, and other communications so delivered shall be deemed given upon receipt.

     13.6 ENTIRE AGREEMENT; AMENDMENT. This Agreement, including the schedules and exhibits, constitutes the entire agreement between the parties and supersedes all prior discussions, negotiations and understandings relating to the subject matter hereof, whether written or oral. This Agreement shall not be amended, altered, enlarged, supplemented, abridged, modified, or any provisions waived, except by a writing duly signed by all of the parties hereto.

     13.7 BENEFIT; ASSIGNABILITY. This Agreement shall be enforceable by, and shall inure to the benefit of, the parties to this Agreement and their respective successors and assigns, provided no party may assign its rights or obligations under this Agreement without the consent of the other party.

     13.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

     13.9 PUBLICITY AND DISCLOSURES. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made without the prior knowledge and consent of both SDRC and Altris, except as required by law.

     13.10 NO THIRD-PARTY RIGHTS. Nothing expressed or implied in this Agreement is intended, nor shall be construed, to confer upon or give any person, firm or corporation, other than SDRC and Altris, any rights or remedies under or by reason of this Agreement.

     13.11 HEADINGS. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     13.12 REMEDIES. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and shall be in addition to any and all rights, remedies, powers and privileges granted by law, rule, regulation or instrument. The parties agree that, in addition to any other relief afforded under the terms of this Agreement or by law, SDRC and Altris shall have the right to enforce this Agreement by injunctive or mandatory relief to be issued by or against the other party, it being understood that both damages and specific performance shall be proper modes of relief and are not to be understood as alternative remedies.

     13.13 FURTHER ASSURANCES. At the effective time of the Closing and from time to time after the effective time of the Closing, at the request of SDRC and without further consideration, Altris shall promptly execute and deliver to SDRC such certificates and other instruments of sale, conveyance, assignment and transfer, and take such other action, as may reasonably be requested by the SDRC more effectively to confirm any obligation assumed by SDRC pursuant to this Agreement and to sell, convey, assign and transfer to and vest in SDRC or to put SDRC in possession of the Acquired Assets and all benefits related thereto. To the extent that any consents, waivers or approvals necessary to convey the Acquired Assets to SDRC are not obtained prior to effective time of the Closing, Altris shall (a) provide to SDRC, at the request of SDRC, the benefits of any such Asset, and hold the same in trust for SDRC; (b) cooperate in any reasonable and lawful arrangement, approved by SDRC, designed to provide such benefits to SDRC; and (c) enforce and perform, at the request of SDRC, for the account of SDRC, any rights or obligations of Altris arising from any such Acquired Asset against or in respect of any third person, including the right to elect to terminate any contract, arrangement or agreement in accordance with the its terms thereof upon the advice of SDRC.

     IN WITNESS WHEREOF, this Acquisition Agreement is executed as of the date set forth above.

STRUCTURAL DYNAMICS RESEARCH            ALTRIS SOFTWARE, INC.
   CORPORATION

By: /s/ GORDON P. KUSHNER               By: /s/ ROGER H. ERICKSON
    ----------------------------            -----------------------------
    Corporate Attorney                      Chief Executive Officer